Exhibit 99.1

APPLIED DIGITAL SOLUTIONS

Moderator: Michael Krawitz
August 9, 2007
7:30 am CT

Operator:	Good afternoon. My name is (Cynthia) and I will be your conference operator today. At this time I would like to welcome everyone to today’s conference call to discuss Applied Digital and Digital Angel merger transactions and Second Quarter (unintelligible) financial results.

All lines have been placed on mute to prevent any background noise. After the speakers remarks there will be a question and answer session. If you would like to ask a question during this time, simply press star, then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key.

I would now like to turn today’s call over to Allison Tomek, Vice President of Investor Relations and Corporate Communications. Please go ahead ma’am.

Allison Tomek:	Thank you, Cynthia, and welcome everyone.

Applied Digital and Digital Angel released their financial results this morning at approximately 7:30 am Eastern Daylight Time. If you did not receive a copy of those announcements, you may retrieve them from Applied Digital’s Web site at www.adsx.com and Digital Angel’s Web site at www.digitalangelcorp.com, respectively.

Before we begin the call, I must remind you that some of the information we will discuss on this call is forward-looking, including, but not limited to, statements about the company’s future expectations, including future revenues and earnings. These forward-looking statements may be affected by the risks and uncertainties in our businesses. Everything we say here today is qualified in its entirety by cautionary statements and risk factors set forth in today’s press releases and our SEC filings, particularly those set forth in our Form 10-K as amended for the fiscal year ended December 31, 2006, which documents are publicly available.

These factors and others have affected historical results, may affect future results and may cause future results to differ materially from those expressed in any forward-looking statement we may make. Our statements are as of today, August 9, and we have no obligation to update any forward-looking statement we may make.

In connection with the merger, Applied Digital intends to file with the Securities and Exchange Commission a registration statement on Form S-4 that will contain a joint proxy statement prospectus of Applied Digital and Digital Angel. Investors and security holders are urged to read the registration statement and the joint proxy statement prospectus carefully when they become available because they will contain important information about Applied Digital, Digital Angel and the proposed transactions.

The joint proxy statement prospectus and other relevant materials, when they become available, and any other documents filed with the SEC may be obtained free of charge at the SEC’s Web site, www.SEC.gov. In addition, investors and security holders may obtain a free copy of other documents filed by Applied Digital or Digital Angel by directing a written request, as appropriate, to Applied Digital at 1690 South Congress Avenue, Suite 200, Delray Beach, Florida 33445, Attention: Investor Relations, or to Digital Angel at 490 Villaume Avenue, South St. Paul, Minnesota 55075, Attention:
Investor Relations.

Investors and security holders are urged to read the joint proxy statement prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction. Applied Digital, Digital Angel and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction.

Information regarding the interest of these directors and executive officers in a proposed transaction will be included in the joint proxy statement prospectus referred to previously.

Additional information regarding the directors and executive officers of Applied Digital is also included in Applied Digital’s proxy statement Form DEF 14A for the 2007 annual meeting of the company stockholders, which was filed with the SEC on May 4, 2007.

Additional information regarding the directors and executive officers of Digital Angel is also included in Digital Angel’s Form 10-K/A, which was filed with the SEC on April 30, 2007. These documents are available free of charge at the SEC’s Web site, www.SEC.gov, and by contacting Investor Relations at the addresses previously provided.

The purpose of today’s call is primarily to discuss this morning’s announcement regarding the merger agreement between Applied Digital and Digital Angel. If you have any questions about the company’s 2007 second quarter financial results, management will address them during the question-and-answer session.

Joining me on the call today is Michael Krawitz, Chief Executive Officer of Applied Digital, Scott Silverman, Chairman of the Board of Directors of Digital Angel, Barry Edelstein, Interim Chief Executive Officer and President of Digital Angel and Lorraine Breece, Chief Financial Officer of Applied Digital and Digital Angel.

I will now turn the call over to Michael.

Michael Krawitz:	Thank you, Allison, and thank you everyone for joining us.

Today, I am very excited to announce that Applied Digital and Digital Angel have entered into a merger agreement. This combination provides significant value for all shareholders by eliminating the holding company structure and creating a more focused, streamlined business.

Under the merger agreement, Applied Digital will acquire the remaining 45% minority interest that it does not currently own in Digital Angel. Simply put, this transaction captures the strength of our companies and also addresses the challenges that we face. This proposed transaction will create the world’s leading provider of identification, location and wellness monitoring systems for people and animals. Until the transaction closes, I plan to remain the CEO of Applied Digital. On the Digital Angel side, the Board of Directors of Digital Angel has appointed current board member, Barry Edelstein, interim CEO while an extensive search for a new CEO is conducted. Our goal is to announce a new CEO to lead the newly combined company simultaneous with the completion of the transaction. The combination of the companies will enable us to recruit a high caliber CEO who may have otherwise been dissuaded by the majority overhang and other issues.

In terms of financial results, the second quarter was definitely good. We reported another quarter of significant, sequential top- and bottom-line improvement. The second quarter was better than the first on both the top and bottom line. And you may remember that the first quarter was material improvement in bottom line over the quarter before that. Clearly, we’re not satisfied with any loss but it’s good to see that we’re making meaningful progress — progress that comes from changes and hard work at all of our divisions. It also comes from a focus on fundamentals. We have tremendously valuable people, technologies, investments and opportunities. I am hopeful that our continued improvements and financial results will encourage the market to recognize those sources of value.

These changes and hard work have been working, but I believe we also need to make structural improvements that will make it easier for us to achieve success. And that is why we are so excited about the merger. The combination goes beyond cutting out a layer of fat. It will make us more focused, nimble and efficient. It will eliminate some of the problems that have hurt Digital Angel’s stock price and, therefore, our stock price. And it will help analyst coverage and investors’ understanding of the company.

Our current holding structure — holding company structure - adds unnecessary expense and we can improve results by eliminating that. In fact, we estimate that, by bringing our two companies together, we will be able to eliminate more than $2 million in unnecessary expenses annually. Moreover, our stockholders appreciate the value of Digital Angel but didn’t have a direct ownership of that business. This transaction allows our stockholders to increase their ownership from about 55% indirect today to approximately 70% direct post-transaction.

Looking at the structure of NewCo, the Board of Directors will consist of four members chosen by Applied Digital’s current board and three members chosen by Digital Angel’s current board. I will stay on Applied Digital’s board and Lorraine Breece will continue as CFO. We have structured things to allow for a seamless transition.

Scott Silverman, Chairman of the Board of Digital Angel, would now like to make a few comments.

Scott Silverman:	Thank you, Michael. Hello, everybody. On behalf of the Board of Directors of Digital Angel, I can confidently say that this transaction is a very positive event for Digital Angel shareholders. It eliminates the majority overhand issue that discourages many investors from buying Digital Angel stock and provides Digital Angel stockholders direct ownership in VeriChip, the world’s premier RFID company, for healthcare and patient-related needs, which has the first of its kind FDA-cleared patient identification system, consisting of an RFID or Radio Frequency Identification implantable microchip and corresponding online patient database. VeriChip completed its initial public offering in February of this year.

As Michael said, effective immediately, Digital Angel has appointed Barry Edelstein as Interim Chief Executive Officer while it conducts a search for a new CEO. Barry will manage all aspects of Digital Angel’s operations, including bringing the company to profitability and facilitating the merger between Digital Angel and Applied Digital. Barry succeeds Kevin McGrath, who will transition efficiently out of the company in the short term. Kevin and the Board of Directors have determined that new leadership is in the best interest of the company. We would like to thank Kevin for his years of service to Digital Angel.

Barry has been a board member of Digital Angel since June 2005, and he brings significant experience to the company in operations management and sales and marketing. Barry has held several senior-level positions at Comcast Business Communications in Philadelphia and was President and co-founding principal of Globalcomm Telecommunications, a regional retailer of long-distance, private networks and Internet services, which was sold to Comcast Corporation in June of 1997. Barry and I have initiated a formal search for a new CEO and expect to be in a position to announce the new CEO by the end of the year.

I’ll now turn the call back to Michael.

Michael Krawitz:	Thanks, Scott. I’m going to explain, in a little more detail, about the transaction. For purposes of this call, we’re going to refer to Applied Digital in its current form as “Applied Digital,” Digital Angel in its current form as “Digital Angel” and the combined business post-transaction as “NewCo.” NewCo will trade on the NASDAQ, and we will consider changing the company’s name simultaneous with the closing of the transaction.

Considering the affiliate nature of this transaction, each Board of Directors formed independent committees, which had total discretion during the negotiation process. Each independent committee retained legal counsel and investment bankers for fairness opinions to reach an end result that is fair to each set of shareholders. The special committees of the Boards of Directors of both companies unanimously recommended that the boards approve the merger agreement, which will be filed shortly with the SEC. Per the terms of the agreement, Applied Digital will exchange 1.4 ADSX shares for each share of stock owned. This is based on a price of $1.468 cents per share for Digital Angel and a price of $1.267 cents per share for Applied Digital, which represents a premium of 21% over the average closing price of the companies’ stocks over the last 20 trading days.

This acquisition is contemplated as a tax-free stock-per-stock transaction, and is expected to close around the end of the year.

This transaction is subject to customary approvals, including the approval of the issuance of shares in connection with the merger by the stockholders of Applied Digital, approval of the agreement by a majority of the stockholders of Digital Angel and by a majority of the minority stockholders of Digital Angel, and a registration statement being declared effective by the SEC.

I firmly believe that this is the right move for both sets of stockholders.

I would now like to take the time to introduce Barry Edelstein, who will serve as the interim CEO of Digital Angel while we conduct a thorough search for the new CEO to lead NewCo.

Barry Edelstein:	Thank you very much, Michael, and good morning, everybody. The combination of the companies will create the world’s premier innovator and leading provider of identification, location and wellness monitoring systems for people and animals. The company will continue to have a dedicated focus on delivering high-quality RFID and GPS solutions to some of the largest markets in the world specializing in the livestock and companion pets, medical devices and security, defense, aviation, maritime and recreational markets.

Our businesses are robust with our second quarter revenues up 57% from the second quarter of last year. We have a strong presence for animal applications business in North America and Europe and a growing presence in South America. We have been a leading provider of livestock identification products since 1948, and we pioneered the development of miniaturized microchip technology for use in fisheries, companion animals and livestock since the 1980s.

We expect to sell approximately four million companion pet microchips, sold exclusively through Schering Plough under the Home Again brand in the U.S. this year. That is more than double the amount sold in 2006.

We also provide RFID tracking and identification products for salmon populations in the Pacific Northwest. These products are used extensively by biologists and governments for environmental programs and (unintelligible).

In our GPS and search-and-rescue beacon business, our products are utilized by military forces in over 40 countries throughout the world.

Our SARBE business has been developing and manufacturing life-saving locator beacons since World War II, and, since then, the SARBE name has become the industry standard by which endurance and performance are measured.

In 2006, we received a development contract with the U.S. Air Force, which will allow us to break into the important U.S. military market, the largest in the world.

Our recent acquisition of McMurdo Marine Electronics has expanded our military GPS capabilities to the commercial and recreational maritime and aviation markets, where we are the leader in EPIRB or Emergency Position Indicating Rescue Beacon technologies.

Our brands are well known and well respected, and we will continue to focus on extending our dominant position in these markets and being opportunistic in the new markets where products are in demand.

At the end of next quarter, I will be able to discuss the companies’ operations and prospects in greater detail. For now, my top priorities are: one, to meet our previously-stated revenue guide that’s at $76 to $80 million for the full year and to reach profitability in the first quarter of this year; two, to work with Scott to find the best possible candidate to be the long-term CEO of this company — I have no doubt we will find the right person, as this transition facilitates that by eliminating the majority overhang issue; three, to maintain and improve our positioning with our products and services for our customers, distributors and employees; and, four, to create a cohesive corporate strategy to be well articulated to the investor community during this period. We look forward to becoming a stronger U.S.-based global competitor and believe this merger helps to accomplish that. Through our expertise in RFID and GPS technologies, NewCo will be the world’s premier innovator and leading provider of identification, location and wellness monitoring systems for people and animals.

We thank you for joining us today and we are now happy to take your questions.

Operator:	Ladies and gentlemen, as a reminder, to ask a question, please press star, then the number 1 on your telephone keypad.

Your first question comes from David Sterman with Jesup & Lamont.

Barry Edelstein:	Hey, David. How are you?

David Sterman:	Hi. How’s it going? And I congratulate you. I think this makes a lot of sense for all of those reasons that are very obvious to you, as well, I’m sure. (Unintelligible) cleaning up the story. But, obviously, the merged entity will still have a number of distinct businesses that it operates in, and I’m wondering if, preliminarily, you can talk about, you know, in 2008, if you think you’ll need to kind of see if there’s any further streamlining you can do of this kind of whole entity.

Barry Edelstein:	Yes, clearly, as we’ve looked at this merger, we’ve looked at the businesses that we want to be in long-term and those that we may look to exit over the next year or so. The businesses that drive Digital Angel today, specifically the animal applications businesses and companion pets, livestock and fisheries, as well as the GPS and search-and-rescue beacon businesses that exist primarily over in the United Kingdom, will be the primary driving forces of this merged entity moving forward, but without the majority overhang issue that we believe has plagued Digital Angel’s stock and business operations for the last several years.

The other pieces of Applied Digital that exist today that will remain a major piece of the company is obviously the significant investment that this new company will have in VeriChip Corporation, and we’re all familiar with VeriChip that went public in February, and that public event actually helped get this transaction done because it put a value on the ownership interest that Applied Digital had in VeriChip, and the other businesses, such as PBSE, GTI and Infotech, we will look at on a case-by- case basis. Some of them are now contributing earnings and contributing cash flows and – but, however, if in fact a buyer comes along for some of those businesses and a situation that makes sense, that’s something that the board and management will look at.

David Sterman:	Okay. It looks like, Digital Angel’s guidance being reaffirmed, there is an anticipation very strong (unintelligible) for which I, by implication (unintelligible), that there’s not much of a burn rate expected. But, nevertheless, looking at Digital Angel’s balance sheet, anything that you think before the deal closes that you might need to do in terms of an inter-company loan or anything else just to, you know, keep the dealings liquid?

Barry Edelstein:	Clearly, everyone is familiar with the loan or debt situation that Digital Angel has with Imperium. We have made a statement before that we intend to take that debt out over the next 30 days, and whether that’s the way to take it out is through Applied Digital or through a third party remains to be seen.

David Sterman:	Okay. Any sense of when the proxy gets filed?

Barry Edelstein:	Michael, you want to take that one?

Michael Krawitz:	We’re going to work to get that done in the next month.

David Sterman:	Okay. And, I guess that’s just the final question regarding the executive search – if you can, comment generally about an ideal candidate and if the search is already underway.

Michael Krawitz:	Yes. The search is underway. In fact, Barry Edelstein and I are in Minneapolis as we speak, and we’ve met with a number of executive search firms while we’re here, and we’ll make a decision on that today or tomorrow as to which firm we are actually going to hire. But what we’re looking for, in general, is more or less a corporate strategist that has some small-cap and mid-cap experience, preferably with some industry experience in either the livestock or GPS-related industry, that has the ability to articulate well division of the company, while also delivering on the balance sheet and P&L side of the business. We would prefer that the candidate come from the Minneapolis/St. Paul area, but that is not a prerequisite.

David Sterman:	Okay, and, just as a final question, it does sound like Digital Angel plans to issue Q3 results and hold a conference call?

Michael Krawitz:	That’s correct.

David Sterman:	Okay, great. Well, again congratulations. I think this is a great move, so...thank you.

Operator:	Ladies and gentleman, as a reminder, to ask a question, please press star 1.

Your next question comes from Alan Robertson.

Alan Robertson:	Good morning.

Scott Silverman:	Hi, Alan.

Alan Robertson:	Hi, how are you?

Scott Silverman:	Great, and you?

Alan Robertson:	I’m doing fine, thanks. A question regarding Infotech – I heard you mention it earlier as part of an answer to a question, but do you have anything more specific about Infotech?

Scott Silverman:	Sure, as you know, Alan, I’m also the Chairman of Infotech. This is Scott Silverman, and, a month ago I believe, Applied Digital filed a 13D regarding their intent to potentially sell their interest in Infotech, and that is something that Applied Digital is still examining.

Alan Robertson:	Okay. When will the quarter results for Infotech be made available?

Scott Silverman:	I believe it — first of all, they’re not on a calendar year, they’re on a September 30th year — and I believe that their Q was filed in the last week. So the quarterly results are actually contained in their Q.

Operator:	Your next question comes from Deborah Aversa with Professional Touch.

(Debbie):	Good morning, Scott. It’s (Debbie).

Scott Silverman:	(Debbie), how’re you doing?

(Debbie):	Fine, this is very exciting news, and I concur; it makes all the sense in the world and eliminates a lot of confusion. How do you see yourself interfacing going forward? I can’t imagine you not involved on a daily basis with NewCorp or what was ADSX, albeit you’re so hands-on with VeriChip Corp.

Scott Silverman:	You make me smile when you ask that question, (Debbie), but let me give you a simple answer. It’s that one of the key drivers of the value of Applied Digital currently, but ultimately the value of NewCo, is clearly the value of VeriChip Corporation. You know that my dedication to this company, and all these companies, has always been there. And the dedication to the VeriChip product, which is the world’s first implantable microchip for human beings, that is manufactured by Digital Angel by the way, is clearly what I have staked my reputation and staked my name on.

And I think that my efforts fully devoted to VeriChip Corporation as its Chairman and CEO in the long term, with little or no relation to Digital Angel, Applied Digital or NewCo, is what’s best for all shareholders, because the VeriChip value becomes a lot more significant than it is today. It can only benefit the shareholders of NewCo moving forward. So it is my intent to remove myself from the Board of Directors of NewCo upon the closing of the transaction and focus exclusively on VeriChip Corp. moving forward.

(Debbie):	Thank you, Scott.

Scott Silverman:	Thanks, (Debbie).

Operator:	Your next question comes from David Sterman with Jesup & Lamont.

Scott Silverman:	David, welcome back.

David Sterman:	Thank you, just a quick follow-up – I didn’t want to take too much time before, but can we just spend a couple minutes talking about Digital Angel’s remainder of the year. Obviously, you had a good quarter in Q3 (unintelligible) guidance again in first, a very strong quarter, the Q4 that Kevin had been talking about and the McMurdo contribution is there. But it also sounded that Kevin’s perspective was that a lot of other things are hitting the P&L in Q4, and, obviously, you didn’t take this opportunity to take down guidance that Kevin had been putting out. So, I’m just wondering if you can give us a again a little fresh look at, you know, what you’re looking at for Q3 and Q4 to kind of give us a sense of why you’re anticipating very strong second half gross it looks like.

Scott Silverman:	Well, sitting next to me here in a hotel room in Minneapolis, is Barry Edelstein who, you now know, is the new interim CEO; and, although he’s fresh to the party over the last week, I’d like to turn that one over to him, so welcome to the fire, Barry.

Barry Edelstein:	Hey, David. How are you?

And I may ask Lorraine to help us out with some of the numbers if you’re looking for any numbers. I can tell you that things have been going very well. We have our (unintelligible); the status of our URT-33 program is going well; we’ve got a contract that we have been delivering the 20 — actually, we’ve begun delivering the 20 — prototypes; and we’re optimistic about getting a good piece of the production contract; McMurdo revenues are ahead of plan at $5.4 million in the first four months, versus a budget of $4.7 million, which is much better than we had expected; the (rest of Signature) is running ahead of budget for the year, and we expect that to continue; and we have almost all the orders in place to meet our aggressive SARBE budget, which is terrific. South America has sold almost four million tags this year, versus 1.7 million sold for all of 2006, and there’s a lot of other great things happening down there that really are paving the way for a great rest of the year and a great 2008.

We signed a new production agreement with Schering Plough that will guarantee us more than 7 million microchip assemblies through February of ’09, and we have granted them some price concessions, but we believe that those will be offset by the production efficiencies. Electronic tag sales are still not exactly — or still down a little bit — but we’re working diligently to continue to bring those up; and, from an operational perspective, we’ve got new molding machines that are in place. We actually (were there at) the facility yesterday, and they’re very, very impressive, and they’re coming along nicely, and the efficiencies that we’re, you know, looking to have come from them should be pretty much fully realized by the fourth quarter, and our margins and animal applications are improving because of the production volumes and changes in production methods, and we expect close to a 40% gross margins in animal apps by the fourth quarter.

David Sterman:	Do you expect close to 40%? Is that what you said? Gross margin?

Barry Edelstein:	Yeah.

David Sterman:	Okay. And, just so you know — and, obviously, you inherited this, you didn’t, this wasn’t your doing — but there had (a perception) I think, going back a number of quarters, that gross margins would be in the lower 40s, if not higher; and, that recent gross margin, it’s more a function of one-time shipping costs, one-time manufacturers’ cost. And I guess I’m just wondering, you know — and maybe Scott may have some more background on this — has anything changed in the mix of the business model that may have kind of altered the long-term potential margin target of the business?

Scott Silverman:	I believe the answer to that question is no, David. Other than the comment that Barry made earlier about our new Schering Plough agreement, which increases the margin slightly, but increases the volume moving forward. So, we are still confident about the $76 to $80 million target for the year. Obviously, the gross second quarter-over-second quarter compared to ’06, primarily driven by the McMurdo acquisition, is (nice) grossed at 57%, and it is still our goal to reach profitability in the fourth quarter – which will be spurred by, A, just the pure operations of the business, and B, hopefully the lowering of some SG&A costs through what we hope will be a positive (Datamars) settlement on the intellectual property suit over the next several weeks, which in turn would lower the SG&A and legal expenses significantly.

David Sterman:	And can you remind us what the scenario of outcome that you’re hoping to get, as you know, positive or negative, from today’s (Datamars) settlement?

Scott Silverman:	Well, we’re hoping to be done with the litigation and hopefully to receive some compensation for what we have believed has been infringement on our intellectual property rights.

David Sterman:	But you do you want to throw out a number that you’re...?

((Crosstalk))

Scott Silverman:	Not yet, not until it’s final.

Man:	We have reached an agreement though, you know, but until the settlement is finalized we’re not prepared to provide the details.

David Sterman:	Okay, great. All right, well thanks again, guys.

Scott Silverman:	Thank you.

Man:	Thank you, David.

Operator:	Your next question comes from Marty Quantz.

Scott Silverman:	Marty, how are you?

Marty Quantz:	I’m doing good, Scott. Thanks for taking my call, and I’m in agreement with everyone else here; this merger makes a lot of sense.

A couple questions. First, can you give us a status on the bio-thermal chip? It seems that that’s been approved by the U.S.A. for quite some time now, and it seems like, at some point, either Schering Plough is going to accept this and promote it, or we’re going to take it out on our own. Any updates on the glucose development chip? And, thirdly, any timing that you have in mind for the SARBE unit with the U.S. Air Force? I know that’s a substantial potential contract out there, and I’m just curious what kind of timing we have on that.

Scott Silverman:	I’ll get the first two and turn the SARBE over to Barry. On the bio-thermal side, I think you know that that chip has been marketed over the last several years successfully in the United Kingdom. It has not been marketed into the companion pet marketplace yet here in the United States, because we and Schering Plough are still working on the way to take that to market, which is in their bailiwick, not ours. They’re the marketers; we’re the manufacturers, as you know. I can say that there have been some sales of the bio-thermal chip into the equine market, the horse market, which we believe is going to be a nice growing market for us moving forward. That will start off not that significant but can ramp up very quickly through potential relationships that we’re hoping to build out of the St. Paul facility up here in Minnesota.

On the glucose side, I think you know the status is that a committee has been formed in order to move the R&D related to the glucose chip moving forward, and we continue to work on that effort; and we’ll release the news, as it is appropriate, regarding the development of the glucose chip. But I want to caution everyone, as I have before, that the development of this glucose chip is a long-term process that will take several years. At this point, we do have a patent. We do have the intellectual property rights, which is good, but to commercialize it and go through the regulatory processes is a matter of years, not months.

With that, Barry, as far as SARBE and the U.S. contract goes, do you want to take that one?

Barry Edelstein:	Yeah. The – from a SARBE perspective – things have been going very, very well. As I said earlier, we’re, you know, almost all the order is in place, you know, the budget and we’ve got the prototypes, you know, going out the door for tests and things have been going very, very well. I don’t, off the top of my head, know when we’re forecasting revenue, but we are very optimistic about the outcome of the, you know, (unintelligible) look that we’re looking to get them there.

Scott Silverman:	Okay, next question, Cynthia. Thanks, Marty.

Operator:	At this time, there are no further questions, and I would like to turn the call back over to management for closing remarks.

Scott Silverman:	Yes, this is Scott Silverman. I would like to thank you all for joining this call. As the Chairman of Digital Angel, as I stated earlier, we view this transaction as a very important milestone, and the development of these companies to accomplish the value goals that we’ve always set forth, both with Digital Angel and Applied Digital. We believe this transaction does that, and we look to close the transaction as quickly as possible. And we all thank you for your time to listen to the call, and we will talk to you as things evolve.

Thank you, (Cynthia).

Operator:	You’re welcome. Ladies and gentleman, this concludes today’s conference. You may now disconnect.

END